PRESS RELEASE

Exhibit 99.1

Beverly Hills Bancorp Inc.

23901 Calabasas Rd., Ste. 1050

Calabasas, CA 91302

Contact Information:	Larry B. Faigin
Chairman of the Board and
Chief Executive Officer
Beverly Hills Bancorp Inc.
818.223.5474
800.515.1616 ext. 5474

Beverly Hills Bancorp Inc. Receives Favorable Litigation Decision

Calabasas, California (Business Wire) – January 31, 2008 – Beverly Hills Bancorp Inc. (the “Company”) (NasdaqGS:BHBC) announced today that it received a favorable outcome in the litigation with its former loan servicing subsidiary, Wilshire Credit Corporation (“WCC”), and WCC’s parent, Merrill Lynch Mortgage Capital, Inc. (“Merrill Lynch”), which had purchased WCC from the Company in 2004. On January 23, 2008, a jury in the Superior Court of Los Angeles County, California, found that the Company had no liability to WCC and Merrill Lynch relating to the claims being litigated.

The Company had instituted the litigation in July 2005 seeking declaratory relief that the Company was not obligated to reimburse WCC for certain costs purportedly incurred by WCC in connection with WCC’s performance under one of its loan servicing agreements. Subsequently, Merrill Lynch and WCC filed a cross-complaint for breach of contract. WCC and Merrill Lynch were seeking damages of approximately $3.7 million.

The Company’s legal counsel believes that the verdict will be upheld should the verdict be appealed.

Beverly Hills Bancorp Inc. is a financial holding company that conducts banking operations through its wholly owned subsidiary First Bank of Beverly Hills.

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